Exhibit 4.02
GLOBAL WARRANT

No. ___	CUSIP:
ISIN:
U.S.$
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL WARRANTS REPRESENTED HEREBY, THIS GLOBAL WARRANT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO ANOTHER NOMINEE OF THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
Citigroup Funding Inc.
Index Warrants, Series W-A
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
This global warrant (this “Global Warrant”) represents and forms part of a duly authorized series of warrants (the “Warrants”) of Citigroup Funding Inc. (the “Company”) issued or to be issued in one or more series under and in accordance with the provisions of a warrant agreement (the “Warrant Agreement”) dated as of November 22, 2006 by and among the Company, Citigroup Inc. (the “Guarantor”), and U.S. Bank National Association, as warrant agent (the “Warrant Agent,” which term includes any successor Warrant Agent under the Warrant Agreement).
The Company promises to pay to Cede & Co., or its registered assigns, the Settlement Amount as described in the pricing supplement attached hereto and delivered herewith on the applicable Settlement Date or earlier if and to the extent so provided in the pricing supplement. Any payments due on the Warrants are fully and unconditionally guaranteed by the Guarantor. The Warrants constitute direct, unconditional and unsecured obligations of the Company and rank on a parity with the Company’s other unsecured contractual obligations and with the Company’s unsecured and unsubordinated debt. The Guarantee constitutes the direct, unconditional and unsecured obligations of the Guarantor and rank on a parity with the Guarantor’s other unsecured contractual obligations and with the Guarantor’s unsecured and unsubordinated debt.
The number of Warrants from time to time represented by this Global Warrant is or such other number as shall be shown in the records of the Warrant Agent. Upon:
(a)	each further issue of Warrants;

(b)	an exercise or an early termination of Warrants;

(c)	a purchase and cancellation of Warrants; or

(d)	a transfer or exchange of a Warrant represented by this Global Warrant,

the Warrant Agent shall, in accordance with the terms and provisions of the Warrant Agreement and the pricing supplement attached hereto and delivered herewith, register in its records (which may be maintained electronically) to be maintained by it for that purpose at its Corporate Trust Office such further issue, exercise, early termination, purchase and cancellation, transfer or exchange, and the number of Warrants represented by this Global Warrant shall, in the case of a further issue, be increased by a number equal to such further issue of Warrants, or, in the case of either an exercise, early termination or a purchase and cancellation, be reduced by a number equal to the number of Warrants so exercised, terminated early or purchased and cancelled.
Prior to due presentment for registration of transfer, the Company, the Guarantor, the Warrant Agent, and any agent of the Company, the Guarantor or the Warrant Agent may deem and treat the registered owner hereof as the absolute owner of the Warrants represented hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose whatsoever and as the person entitled to exercise the rights represented by the Warrants represented hereby, and none of the Company, the Guarantor and the Warrant Agent, nor any agent of the Company, the Guarantor or the Warrant Agent shall be affected by any notice to the contrary.
The Warrants as represented by this Global Warrant are issued subject to the terms and provisions of the Warrant Agreement, all of which terms and provisions are binding on the Warrantholders and to all of which terms and provisions the Warrantholders, the entities through which such Warrantholders hold their beneficial interests in the Warrants and the registered holder of this Global Warrant consent by acceptance of this Global Warrant by the Depositary. A copy of the Warrant Agreement is on file at the Warrant Agent’s office, which is located at 100 Wall Street, 16th Floor, New York, New York 10005. REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT SET FORTH IN ANY PRICING SUPPLEMENT ATTACHED HERETO OR DELIVERED HEREWITH, WHICH PRICING SUPPLEMENT IS HEREBY INCORPORATED BY REFERENCE IN AND MADE A PART OF THIS GLOBAL WARRANT. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.
This Global Warrant is deposited, as specified in the pricing supplement attached hereto and delivered herewith, with U.S. Bank National Association, as the custodian for DTC, and is in the name of Cede & Co. as nominee of DTC but does not confer any rights or benefits on Cede & Co. or any other registered holder and is only enforceable by the Warrantholders as provided herein.
This Global Warrant shall not be valid or become obligatory for any purpose unless and until it shall have been authenticated by the Warrant Agent or on its behalf by the Authenticating Agent.
THIS GLOBAL WARRANT SHALL BE DEEMED TO BE A CONTRACT MADE AND PERFORMED SOLELY IN THE STATE OF NEW YORK AND FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF SAID STATE WITHOUT REGARD TO THE CONFLICT OF LAW RULES OF SAID STATE.

All terms used in this Global Warrant that are defined in the Warrant Agreement shall have the meanings ascribed to them in the Warrant Agreement. The Warrant Agreement and the terms of the Warrants are subject to amendment, as provided in the Warrant Agreement.

     IN WITNESS whereof the Company has caused this Global Warrant to be duly executed on its behalf under its corporate seal.
Dated:

CITIGROUP FUNDING INC.
By:
	Name:	Geoffrey S. Richards
	Title:	Vice President and Assistant Treasurer

[Seal]

Attest:
Name: Douglas C. Turnbull
Title: Assistant Secretary

CERTIFICATE OF AUTHENTICATION
     This is one of the Warrants referred to in the within-mentioned Warrant Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Warrant Agent
By:
Authorized Signatory

[The pricing supplement for each series of Warrants shall be attached to this Global Warrant.]

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